Ex. 99.1
FINAL — For release at 7:00 am ET Tuesday, January 9, 2007
Contact:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

Pharmion Provides Strategic Objectives and Financial Guidance for 2007 and Updates Financial Guidance for 2006
· E.U. marketing authorization applications planned for Thalidomide Pharmion, Satraplatin and Vidaza
· Registration studies expected to initiate for Amrubicin and MGCD0103
· Overall survival data from pivotal studies expected for Vidaza and Satraplatin
· Company anticipates net sales of approximately $239 million for 2006, and $240-250 million for 2007
      Boulder, Colo., January 9, 2007 — Pharmion Corporation (NASDAQ: PHRM) today outlined its key strategic objectives and financial guidance for 2007, summarized the Company’s key 2006 accomplishments and updated its financial guidance for 2006.
“2006 was a year of significant evolution for Pharmion and set the stage for what we believe will be a transformational year in 2007,” said Patrick J. Mahaffy, Pharmion’s president and chief executive officer. “With three marketing authorization applications planned in Europe, survival data from two large randomized phase 3 studies and the initiation of pivotal studies for two products we’ve most recently licensed, 2007 could represent a significant leap forward for our organization. With successful outcomes for certain of these activities, 2008 could begin a period of rapid sales and earnings growth for Pharmion.”
2007 Key Objectives
The Company expects to file three marketing authorization applications (MAAs) with European regulatory authorities in 2007, including:
•	Thalidomide Pharmion in combination with standard chemotherapy for the treatment of untreated multiple myeloma (MM);
•	Satraplatin in combination with prednisone for the treatment of second-line hormone refractory prostate cancer (HRPC); and,
•	Vidaza® (azacitidine for injectable suspension) for the treatment of high-risk myelodysplastic syndromes (MDS), pending data from the randomized controlled Phase 3 survival study which is expected to be complete in the third quarter of 2007.

Pharmion also expects key clinical data from currently ongoing clinical studies of its brands to be presented at major medical conferences during the year, including:
•	Phase 3 Vidaza survival data in MDS;
•	Phase 3 Satraplatin survival data in HRPC;
•	Phase 2 Amrubicin data in small cell lung cancer (SCLC);
•	Oral Vidaza bioavailability data; and,
•	Phase 2 MGCD0103 data in a variety of indications.
In addition, the Company expects to initiate pivotal registration programs for MGCD0103 in a hematologic malignancy and Amrubicin in second-line SCLC. Pharmion holds the U.S., E.U. and certain international rights for both of these products.
Lastly, Pharmion anticipates potential regulatory action during 2007 on two of its planned or outstanding submissions to regulatory agencies. These include the supplemental NDA currently under review by the U.S. FDA to add IV administration for Vidaza, and the MAA to be filed in early 2007 with the European Medicines Evaluation Authority (EMEA) for Thalidomide Pharmion for the treatment of untreated multiple myeloma.
2006 Achievements
During 2006, Pharmion took a number of steps to advance its oncology-focused portfolio, further the development of its product pipeline, and demonstrate its commercial capabilities. Key accomplishments for the year included the following:

•	Successfully licensed or acquired U.S., E.U. and certain international rights to two new products, MGCD0103 and Amrubicin, following the December 2005 licensing of E.U. and certain international rights to Satraplatin;
•	Developed an oral formulation of Vidaza, which is expected to commence Phase 1 clinical development in early 2007;
•	Filed a supplemental NDA for the IV administration of Vidaza;
•	Advanced MGCD0103 into a broad Phase 2 clinical development program;
•	Established a leadership position in epigenetics as the only company with inhibitors of the two best-characterized epigenetic targets;
•	Presented Phase 3 data demonstrating that the addition of thalidomide to standard of care melphalan + prednisone (MP) provides a 21-month survival advantage over MP alone in untreated multiple myeloma;
•	Presented Phase 3 Satraplatin data demonstrating that satraplatin plus prednisone provides a statistically significant improvement in progression-free survival and a 40 percent reduction in the overall risk of disease progression compared to prednisone alone in second-line HRPC; and,

•	Increased total net sales by approximately eight percent over 2005 despite the entrance of two new competitors to the MDS market for Vidaza in the U.S.
Financial Guidance
Pharmion is updating its financial guidance for 2006. The Company now expects net sales for 2006 to be approximately $239 million. Research and development expenses for 2006 are expected to total approximately $70 million, and selling, general and administrative expenses are expected to total approximately $98 million. Charges for acquired in-process research and development are expected to total approximately $80 million, reflecting up front and milestone payments made in connection with the acquisition of Cabrellis Pharmaceuticals and the in-licensing of MGCD0103. Pharmion expects its balance of cash, cash equivalents and short-term investments at the end of 2006 in a range of $130 to $135 million. The Company plans to announce its complete fourth quarter and fiscal year 2006 financial results in mid-February.
For 2007, Pharmion expects to report total net sales in a range of $240 to $250 million. Research and development expenses for 2007 are expected to total approximately $100 million, with the growth over 2006 driven by the addition of Amrubicin to its product portfolio in the fourth quarter of 2006 and the extensive clinical development and regulatory objectives for 2007 described in this news release. Selling, general and administrative expenses are expected to total approximately $115 million. The increase over 2006 is due to increased costs preparing for potential EU approvals for Thalidomide, Satraplatin and Vidaza in late 2007 and 2008, as well as the full year effect of increased SG&A costs associated with the increased competition for the U.S. MDS market for Vidaza. The Company expects to record a charge of $8 million for acquired in-process research and development in 2007 for the payment of a regulatory milestone due upon the submission of an MAA in the EU for Satraplatin. Operating expense guidance includes stock compensation expense recorded pursuant to SFAS No. 123(R). Finally, the Company expects to end 2007 with approximately $75 to $80 million of cash, cash equivalents and short-term investments. The Company has no debt.
Pharmion will present a corporate overview at the 25th Annual JPMorgan Healthcare Conference at 11:00 a.m. Pacific time on Wednesday, January 10, 2007 in San Francisco. There will be a live webcast of the presentation from the conference, which will be available through a link posted on the investor relations section of the Pharmion website at http://investor.pharmion.com.
     About Pharmion
     Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the actual results achieved in ongoing clinical trials of Pharmion’s product candidates and the regulatory status and timing of regulatory approvals for product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development;; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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